Exhibit 99.1

China Agritech, Inc. Reports Record Quarterly Revenue and Net Income for the Third Quarter of 2009

-- Revenue up 67%, net income up 65%, and EPS reached $ 0.81 --

-- Revised guidance to $70 million top line; $15.6 million bottom line --

-- Teleconference to begin at 8:00 a.m. EST Thursday, November 12, 2009 --

BEIJING, November 12, 2009 - China Agritech, Inc. (NASDAQ: CAGC) (“China Agritech”, or the “Company”), a leading organic compound fertilizer manufacturer and distributor in the People’s Republic of China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2009.

Financial Highlights

➢	Net revenue increased 66.6% year-over-year to a quarterly record $27 million;
➢	Gross profit increased 51.3% year-over-year to $9.6 million;
➢	Net income increased 64.9% year-over-year to a quarterly record $5.7 million;
➢	Fully diluted earnings per share were $0.81 compared with $0.56 in the 2008 third quarter;
➢	Almost 34,000 metric tons of organic granular fertilizer sold during the quarter;
➢	Cash and cash equivalents were $19.0 million with a current ratio of 5.7 to 1 and no long-term liabilities; and
➢	Revised 2009 guidance to net revenues $70 million and net income of $15.6 million

Mr. Yu Chang, Chief Executive Officer of China Agritech, commented, "We are encouraged by the initial results from our strategic actions to expand into the much larger market for organic granular fertilizers and extend our geographic reach into new Chinese provinces. As many Chinese farmers are more familiar with granular than liquid fertilizers, we believe that the bundle of our granular with our liquid fertilizers will continue to drive sales volume. We also anticipate our major distribution relationships in the domestic and foreign markets will add to our growth. The additional capital from Carlyle’s investment strengthened our cash position and we are financially well equipped for further expansion.  Carlyle will help us integrate our marketing by building marketing and distribution channels so we may more quickly penetrate targeted markets.

“Our ’Green Vitality’ compound organic granular fertilizer products are a premium line. Green Vitality is an innovative and versatile organic granular fertilizer which can improve the yields of a large variety of crops. On the production front, we have already seen timely contributions from two of our three new production facilities for organic granular fertilizers, and we expect to have the Xinjiang facility commence commercial production by the end of 2009 which will add to our presence in the western markets of China,” Mr. Chang concluded.

Third Quarter 2009 Results

Revenue for the third quarter of 2009 grew by 66.6%, or by $10.8 million, to $27 million, a growth record for any quarter, from third quarter 2008 sales of $16.2 million. Sales of the Company's new organic granular fertilizers represented approximately $7.9 million of the 2009 third quarter sales increase, with liquid organic fertilizer sales approximating a $2.9 million gain. The third quarter of 2009 benefited from the commercial production of organic granular fertilizers that began production in the 2009 second quarter at the new facilities in Anhui province, eastern China, and Harbin in the northern Heilongjiang Province, with a combined 150,000 metric tons of capacity. Granular unit sales in the 2009 third quarter were almost 34,000 metric tons versus approximately 11,000 metric tons in the third quarter of 2008. The increase in revenue from organic liquid sales was due to an increase of almost 28% in its average net sales price.

Gross profit for the third quarter of 2009 increased 51.3%, or by $3.3 million, to approximately $9.6 million from $6.3 million in the third quarter of 2008. Gross margin for the quarter was 35.5% compared with 39.1% in the third quarter of 2008. The decline in the gross margin was primarily due to the relatively higher percent of lower-margin organic granular fertilizers sold in this year's third quarter compared with the Company's product sales mix in the third quarter a year ago. In the third quarter of 2009, organic liquid fertilizer sales generated a gross margin of approximately 47.4% compared with a gross margin of approximately 20% for organic granular fertilizers.

Selling expenses during the third quarter of 2009 were $0.73 million, or 2.7% of revenue, down on a percentage basis from $0.65 million, or 4.0% of revenue in the third quarter of 2008. The increased expense was primarily because of higher commissions related to the increased sales of granular fertilizers for the third quarter of 2009 compared to the corresponding quarter of 2008.

Operating and administrative expenses during the quarter were $1.7 million, or 6.3% of revenue, representing an increase of 109.7% compared with $0.81 million, or 5.0% of revenue, for the same period in 2008. The increase was attributable to the payment of Delaware franchise taxes for 2008 and part of 2009, payment of NASDAQ listing fees, payment of directors’ and officers’ insurance premiums, an increase in the general provision for doubtful accounts, inclusion of non-recurring advisory and professional fees, and higher executive compensation for the addition of independent directors, a chief operating officer and a chief financial officer in the quarter ended September 30, 2009, whereas there was no such expenses and positions in the period ended September 30, 2008.

Income from operations was approximately $7.2 million, a 46.9% increase from almost $4.9 million in the third quarter of 2008. Operating margin for the 2009 third quarter was 26.5% compared to 30.1% in the third quarter last year. The increase in income from operations and decrease in operating margin were generated by the successful organic granular fertilizer sales and higher gross margin on organic liquid fertilizer sales during the second quarter of 2009, partially offset with higher operating and administrative expenses.

The tax rate in the third quarter of 2009 was 20.5% and was lower than the 24.4% tax rate in the third quarter of 2008. The reduced tax rate is due mainly to a subsidiary that generated net income this quarter, but was exempt from Chinese income taxes.

Net income attributable to China Agritech's common shareholders for the third quarter of 2009 was $5.7 million, up 64.9%, and was the highest net income for any quarter. Net income in the third quarter of 2008 was $3.5 million. Diluted net earnings per share were $0.81 versus $0.56 for the same quarter in 2008. Diluted weighted average shares outstanding for the third quarter of 2009 were 7.0 million compared with diluted weighted average shares outstanding of 6.2 million in the third quarter of 2008.

Nine Month Results

For the first nine months ended September 30, 2009, net revenue increased by 50% to $55.4 million from $36.9 million in the corresponding period of 2008. Gross profit increased 32.8% in the first nine months of 2009 to $21.9 million from approximately $16.5 million in the comparable period one year ago. Gross margin was 39.6% in the first three quarters of 2009 compared with 44.7% in the same period of 2008. The decline in gross margin is mainly due to the greater sales of lower-margin organic granular fertilizers in the 2009 period compared with the sales in the year ago corresponding period. Organic liquid fertilizers generated a gross margin of approximately 49.8% and organic granular fertilizers’ gross margin was 20.6% for the first nine months of 2009. Income from operations grew by $4.7 million, or 39.5%, to $16.6 million from $11.9 million in the same period one year ago. Net income attributable to common shareholders for the first nine months of 2009, rose by 63.0% or $4.8 million to $12.4 million, with diluted net earnings per share of $1.87, from $7.6 million, or diluted net earnings per share of $1.23 in the first nine months of 2008.

Financial Condition

As of September 30, 2009, China Agritech had $19.0 million in cash and cash equivalents, no long-term liabilities, $72.3 million in net working capital and a 5.6 to 1 current ratio. Accounts receivable were $46.4 million as net revenue increased by 50.0% in the nine months ended September 30, 2009, due primarily to the introduction of the Company's organic granular fertilizers. Days sales outstanding at September 30, 2009 were 198 days, compared to 245 days in the first three quarters of 2008. Shareholders' equity was $79.6 million at September 30, 2009.

Recent Developments

On September 8, 2009, the Company announced that it expanded a sales and distribution partnership with China's largest fertilizer producer and distributor, Sinochem Fertilizer Co., Ltd. ("Sinochem") for the Company's "Green Vitality" granular fertilizer products. This contract is for the supply of 15,000 tons of Green Vitality granular fertilizer and is worth an estimated value of RMB 44 million (approximately US$6.4 million value of sales). This contract runs through December 2010. The Company will continue to supply Sinochem with "Green Vitality" liquid fertilizer under an existing contract.

On September 15, 2009, the Company announced the completion of construction and equipment installation at its new organic granular fertilizer facility in Xinjiang. This facility adds another 50,000 metric tons of capacity for the production of organic granular fertilizer to the Company's existing 150,000 metric tons of capacity which recently began production in Anhui and Harbin. The Xinjiang facility will provide organic granular fertilizers primarily under the "Green Vitality" brand name to the vast agricultural areas in northwestern China. The Company also produces organic liquid fertilizers at Xinjiang with a capacity of up to 2,000 metric tons. Once commercial production of our products commences in Xinjiang by end 2009, we anticipate that China Agritech's total annual organic fertilizer capacity will consist of 200,000 metric tons of organic granular and 13,000 metric tons of organic liquid fertilizers, with application to a large variety of crops.

On October 20, 2009, the Company announced the signing and closing of a $15 million private placement with Carlyle Asia Growth Partners, the growth capital arm of The Carlyle Group. As a result of the transaction, The Carlyle Group, through its affiliates now holds approximately 16.5% of the issued and outstanding China Agritech common stock.

Other Events

On September 7, 2009, the Company announced a 1 for 4 reverse split of its common stock effective on September 8, 2009. The effect of the reverse split reduced the number of shares of common stock outstanding to approximately 7.0 million from 28.2 million shares.

China Agritech began trading on the NASDAQ Global Market starting on September 21, 2009 under the symbol “CAGC”. Company management re-emphasized China Agritech’s growth plan through building geographically diversified production facilities, expanding its sales network and introducing innovative product technology.

Business Outlook

The Company is now expecting net revenue for the year 2009 to be approximately $70 million versus the previous guidance of over $60 million. The revised guidance for net income is increased to approximately $15.6 million. The new guidance reflected business seasonality in the fourth quarter and some of the year-end expenses. Diluted earnings per share are now expected to approximate $2.25, based on the current average number of diluted shares outstanding. The new guidance represents almost a 55% increase for net revenues and around a 62% rise for net income over the year 2008 results.

These targets are based on the Company's current views on the operating and market conditions, which are estimates and subject to change.

"In the first nine months of 2009, we have generated over $10 million in positive operating cash flow, as compared with a negative figure in the corresponding period in 2008. With our strong sales growth, our accounts receivable increased also.  However, we believe our strengthened accounts receivable risk management has begun to show improvement which will be more evident by the end of the 2009 fourth quarter. Going forward, the increase of granular product sales will help reduce the accounts receivable cycle as granular sales run on shorter payment terms," Mr. Yu Chang concluded.

Conference Call

The Company will host a conference call, to be simultaneously web cast, on Thursday, November 12th at 8:00 a.m. Eastern Standard Time, or 9:00 p.m. Beijing Time.

To participate, please call the following phone numbers:

United States	1-866-519-4004

China, Domestic	800-819-0121-Landline

Hong Kong	852-2475-0994

Canada	1-800-407-1908

International Toll Dial-In Number:	656-735-7955

Conference ID # 41129467

A live web cast of the conference call will be available on China Agritech's website at http://www.chinaagritechinc.com. Please visit the website at least 15 minutes early to register for the web cast and download any necessary audio software.

A web cast replay will be available on the Company’s website, and the call replay will be available through Thursday, November 19, 2009 at 11:59 p.m. EST. To access the replay, please call the following phone numbers:

United States Dial-In #:	1-866-214-5335

Canada Dial-In #:	1-800-301-5423

China North Dial-In #:	10-800-714-0386

China South Dial-In #:	10-800-140-0386

Hong Kong Dial-In #:	800-901-596

International Dial-In #:	+61 2 8235 5000

Conference ID # 41129467

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes,” “expects," “anticipates,” “estimates” or similar expressions , including, but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
Email: gareth@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@us.grayling.com

UNAUDITED CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 and 2008 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008

	THREE MONTHS ENDED SEPT. 30,		NINE MONTHS ENDED SEPT. 30,
	2009	2008	2009	2008
Net revenue	$27,043,952	$16,236,573	$55,379,939	$36,929,747
Cost of revenue	(17,447,653)	(9,896,393)	(33,460,130)	(20,429,067)
Gross profit	9,596,299	6,340,180	21,919,809	16,500,680
Operating expenses
Selling expenses	(727,593)	(646,861)	(1,758,305)	(1,862,586)
General and administrative expenses	(1,694,715)	(808,710)	(3,550,228)	(2,732,601)
Total operating expenses	(2,422,308)	(1,455,571)	(5,308,533)	(4,595,187)
Income from operations	7,173,991	4,884,609	16,611,276	11,905,493
Other income (expense)
Interest income	9,065	22,006	15,089	85,902
Exchange gain (loss)	299	127,277	(2,757)	(47,562)
Total other income (expense)	9,364	149,283	12,332	38,340
Income before income taxes	7,183,355	5,033,892	16,623,608	11,943,833
Provision for income taxes	(1,473,260)	(1,225,991)	(3,789,496)	(3,375,985)
Net income	5,710,095	3,807,901	12,834,112	8,567,848
Net income attributable to non-controlling interest in a subsidiary	-	(345,579)	(481,452)	(990,577)
Net income attributable to common stockholders	5,710,095	3,462,322	12,352,660	7,577,271
Other comprehensive income
Foreign currency translation adjustment	110,815	158,711	(13,526)	3,273,889
Comprehensive income	5,820,910	3,621,033	12,339,134	10,851,160
Comprehensive income attributable to non-controlling interest in a subsidiary	-	(43,610)	8,403	(378,513)
Comprehensive income	$5,820,910	$3,577,423	$12,347,537	$10,472,647
Basic and diluted weighted average shares outstanding	7,048,063	6,174,904	6,619,803	6,174,904
Basic and diluted net earnings per share	$0.81	$0.56	$1.87	$1.23

CHINA AGRITECH, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	SEPTEMBER 30, 2009	DECEMBER 31, 2008
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$19,013,822	$11,952,235
Accounts receivable, net	46,411,842	34,773,115
Inventories	15,191,194	6,452,618
Advances to suppliers	5,667,032	10,795,357
Prepayments and other receivables	1,908,293	2,484,346
Total Current Assets	88,192,183	66,457,671
Property and equipment, net	6,629,315	4,496,045
Deposit for equipment	-	749,799
Construction in progress	387,262	961,551

Total Assets	$95,208,760	$72,665,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$11,284,462	$3,327,281
Accrued expenses and other payables	2,308,092	221,954
Taxes payable	2,265,549	1,388,897

Total Current Liabilities	15,858,103	4,938,132

Stockholders’ Equity

Common stock; $0.001 par value, 100,000,000 shares authorized,
7,048,063 shares issued and outstanding	7,048	24,700
Additional paid-in capital	30,579,555	26,148,879
Statutory reserves	6,629,315	5,425, 407
Accumulated other comprehensive income	5,824,391	5, 837,917
Retained earnings	36,510,349	25,361,597
Total China Agritech’s stockholders’ equity	79,550,658	62,798,500
Non-controlling interest in a subsidiary	-	4,928,434
Total stockholders’ equity	79,550,658	67,726,9 34
Total Liabilities and Stockholders’ Equity	$95,208,760	$72,665,066

CHINA AGRITECH, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	SEPTEMBER 30,
	2009	2008
Cash flows from operating activities:
Net income	$12,834,112	$8,567,850
Adjustments to reconcile net income to net cash provided (used) in operating activities:
Stock based compensation	2,703	-
Depreciation	508,312	470,198
Provision for doubtful debts	452,958	-
(Increase) decrease in current assets:
Accounts receivable	(12,080,214)	(22,235,689)
Inventories	(8,731,639)	(6,146,191)
Advances to suppliers	5,874,503	7,994,813
Prepayments and other receivables	579,412	(740,955)
Increase (decrease) in current liabilities:
Accounts payable	7,950,480	3,256,144
Taxes payable	875,900	714,935
Accrued expenses and other payable	1,880,903	171,714
Net cash provided (used) in operating activities	10,147,430	(7,947,183)

Cash flows from investing activities:
Acquisition of 10% interest in Pacific Dragon	(1,000,000)	-
Restricted cash	-	11,415
Acquisition of property & equipment	(2,201,642)	(1,299,156)
Construction in progress	155,780	(877,800)
Net cash used in investing activities	(3,045,862)	(2,165,541)

Cash flows from financing activities:
Net cash provided by financing activities	-	-

Net increase (decrease) in cash and cash equivalents	7,101,568	(10,112,724)

Effect of exchange rate change on cash and cash equivalents	(39,981)	3,536,977

Cash and cash equivalents, beginning of period	11,952,235	11,841,221

Cash and cash equivalents, end of period	$19,013,822	$5,265,474

Supplemental disclosure of cash flow information:
Income taxes paid	$3,013,389	$3,362,504

Non-cash Investment and Financing Activity:
Offset of amounts due to/from stockholders	$-	$330,032